Exhibit 10.2

SUMMARY OF NONEMPLOYEE DIRECTOR COMPENSATION

On February 14, 2006, Cooper’s Board of Directors approved the following changes to its director compensation program: the presiding non-management director and Audit Committee chairman will each receive supplemental annual retainers of $15,000, and the chairman of the Management Development and Compensation Committee and Committee on Nominations and Corporate Governance will each receive supplemental annual retainers of $10,000. No changes were made to other provisions of the director compensation program which are described below.

Cooper pays nonemployee directors an annual retainer fee of $45,000. In addition, nonemployee directors are paid meeting attendance fees of $2,000 for regular Board meetings, $1,500 for regular committee meetings and $2,000 for special Board or committee meetings. The Board has established a stock ownership guideline of three times the annual retainer for each director.

In lieu of receiving the annual retainer and meeting fees in cash, each nonemployee director may elect, under the Directors Deferred Compensation Plan, to defer receipt of such amounts until a date determined by the director or until retirement from the Board. Alternatively, each nonemployee director may elect to receive all or a portion of the annual retainer fee and meeting fees in Cooper Class A common shares instead of cash, under the Directors’ Retainer Fee Stock Plan, which was approved by shareholders in April 1998. The Directors’ Retainer Fee Stock Plan also provides that each nonemployee director may elect to defer the receipt of all or a portion of the shares of Cooper stock otherwise payable under the Plan.

Under the Directors’ Stock Plan, which was approved by the shareholders in April 1996, each nonemployee director receives an annual stock award of 500 Cooper Class A common shares and 1,000 restricted stock units on each annual meeting date. Restricted stock units represent one Class A common share each and vest during the year following grant on a pro rata basis depending on the number of regularly scheduled Board meetings during the year. Restricted stock units are credited with additional shares equal to the amount of dividends that would have been paid on an equal number of outstanding shares. Upon a director’s cessation of service on the board, restricted stock units are converted into Class A common shares and are distributed to the director in accordance with the director’s payment election. Each newly elected or appointed nonemployee director receives, upon election or appointment, a pro rata stock and restricted stock unit award according to the time remaining before the next annual meeting date. Each nonemployee director may elect under the Directors’ Stock Plan to defer receipt of all or a portion of the Class A common shares payable under the Plan until a date determined by the director or until retirement from the Board. Each nonemployee director is also granted annually a stock option for 2,000 shares at fair market value under the Directors’ Stock Plan. The option vests on the third anniversary of the date of grant and has a 10-year term. As of December 31, 2005, options for 90,000 shares were outstanding under the Directors’ Stock Plan.